Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS FULLY DILUTED EARNINGS PER SHARE OF $0.23 IN THE FIRST

QUARTER OF FISCAL 2008 ENDED AUGUST 31, 2007

First Quarter 2008 Highlights:

•	Revenues increased 27.1% to $161.3 million versus $126.9 million a year earlier;
•	Net income was $6.3 million compared to $3.0 million in the first quarter a year ago;
•	Gross margins increased to 11.7% from 10.5% for the first quarter a year earlier; and
•	Fully diluted EPS was $0.23 per share versus $0.12 per share in the same quarter a year ago.

TULSA, OK – October 4, 2007 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the first quarter of fiscal 2008 ended August 31, 2007. Total revenues for the quarter were $161.3 million compared to $126.9 million recorded in the first quarter of fiscal 2007. Net income for the first quarter of fiscal 2008 was $6.3 million, or $0.23 per fully diluted share, which compares favorably to prior year first quarter net income of $3.0 million, or $0.12 per fully diluted share.

Michael J. Bradley, president and chief executive officer of Matrix Service Company said, “We are very pleased to report earnings more than doubled when compared to the first quarter of fiscal 2007. Matrix Service continues its progress toward successfully growing our overall Company, expanding our revenue base and achieving record levels in our backlog, which now stands at nearly $500 million. Matrix Service’s employees have continued to perform extraordinarily this past quarter.”

Backlog at August 31, 2007 stood at $499.2 million which is a $39.2 million increase over our May 31, 2007 backlog of $460.0 million. In an effort to conform to industry practice, our backlog now includes certain long-term maintenance and other time and material contracts. As a result, May 31, 2007 backlog was increased $103.6 million from the amount previously reported in our fiscal 2007 Form 10-K. Approximately $35.9 million of our August 31st backlog relates to our liquefied natural gas (“LNG”) project, $289.3 million relates to Aboveground Storage Tanks and the remaining backlog relates to other Downstream Petroleum, Electrical and Instrumentation, and Specialty projects. Additions to backlog for the three months ended August 31, 2007 were $200.5 million.

EBITDA(1) for the first quarter of fiscal 2008 was $12.6 million, compared to $7.2 million for the same period last year. Gross margins on a consolidated basis for the current quarter were 11.7% compared to 10.5% reported in the same quarter a year ago. The gross margin increase was driven primarily by improvements in the Repair and Maintenance Services segment.

Construction Services revenues for the first quarter of fiscal 2008 were $98.8 million compared to $76.8 million in the same period a year earlier. The increase was a result of higher construction work from the Downstream Petroleum market, where first quarter revenues increased 128.6% to $33.6 million from $14.7 million in the first quarter of fiscal 2007, from the Specialty market, which improved 21.0% to $23.6 million from $19.5 million for the year earlier period and from the Aboveground Storage Tank market, which increased 3.4% to $39.5 million from $38.2 million a year earlier. This increase was slightly offset by a decline in Electrical and Instrumentation revenues, which fell 51.1% to $2.2 million from $4.5 million in the first quarter of fiscal 2007. Construction Services’ gross margins were 8.8% versus 11.0% in the first quarter of fiscal 2007 as a result of an additional $1.5 million charge primarily for estimated weather-impacted delays and related schedule recovery costs on an LNG construction project in the Gulf Coast Region and due to certain project start dates being delayed from the first quarter to the second quarter.

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

Matrix Service Company

October 4, 2007

Repair and Maintenance Services revenues increased 24.8%, or $12.4 million in the first quarter of fiscal 2008 to $62.5 million compared to $50.1 million in the same quarter in fiscal 2007. The increase was a result of higher revenues from the Aboveground Storage Tank market where first quarter revenues rose 58.4% to $41.5 million from $26.2 million a year earlier. This increase was partially offset by a decrease in revenues from the Downstream Petroleum market, which were $17.5 million versus $19.7 million in the first quarter of fiscal 2007 and a decrease in Electrical and Instrumentation revenues, which were $3.5 million versus $4.1 million for the year earlier period. Gross margins were 16.4% in the quarter versus 9.7% in the first quarter a year ago. These margin improvements were the result of high levels of customer call-out work. We do not anticipate this mix of work to continue throughout the year and expect margins to be in line with our previous guidance of 11% to 14%.

Mr. Bradley added, “While performance during the quarter remained strong, particularly in the Repair and Maintenance Services segment, the continued challenges on our Gulf Cost LNG project reduced our overall consolidated gross margins. We continue to see exceptional market dynamics in both of our business segments and are therefore reiterating our annual guidance for fiscal 2008 of consolidated revenues between $700 million and $750 million, consolidated gross margins between 11.5% and 12.5%, and SG&A as a percentage of revenue between 5.0% and 5.5%.”

Conference Call Details

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Les Austin, vice president and CFO. The call will take place at 11:00 a.m. (Eastern)/10:00 a.m. (Central) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin

Vice President Finance and CFO

T: 918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen

Deputy Managing Director

The Global Consulting Group

T: 646-284-9418

E: tnguyen@hfgcg.com

Matrix Service Company

October 4, 2007

Matrix Service Company

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	August 31, 2007	August 31, 2006
	(unaudited)
Revenues	$161,327	$126,859
Cost of revenues	142,423	113,552

Gross profit	18,904	13,307
Selling, general and administrative expenses	8,046	7,684

Operating income	10,858	5,623

Other income (expense):
Interest expense	(304)	(746)
Interest income	16	29
Other	(10)	104

Income before income taxes	10,560	5,010
Provision for federal, state and foreign income taxes	4,224	2,002

Net income	$6,336	$3,008

Basic earnings per common share	$0.24	$0.14
Diluted earnings per common share	$0.23	$0.12

Weighted average common shares outstanding:
Basic	26,592	21,509
Diluted	27,083	26,548

Matrix Service Company

October 4, 2007

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	August 31,	May 31,
	2007	2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,378	$9,147
Accounts receivable, less allowances (August 31, 2007 - $272 and May 31, 2007 - $260)	105,644	98,497
Costs and estimated earnings in excess of billings on uncompleted contracts	42,066	45,634
Inventories	5,415	4,891
Deferred income taxes	4,662	3,283
Prepaid expenses	2,859	2,910
Assets held for sale	809	929

Total current assets	168,833	165,291

Property, plant and equipment at cost:
Land and buildings	23,555	23,405
Construction equipment	41,144	39,958
Transportation equipment	14,466	14,380
Furniture and fixtures	10,524	10,116
Construction in progress	3,203	1,788

	92,892	89,647
Accumulated depreciation	(44,952)	(43,654)

	47,940	45,993

Goodwill	23,397	23,357

Other assets	957	8,268

Total assets	$241,127	$242,909

Matrix Service Company

October 4, 2007

Matrix Service Company

Consolidated Balance Sheets

(In thousands, except share data)

	August 31, 2007	May 31, 2007
	(unaudited)
Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$44,984	$52,144
Billings on uncompleted contracts in excess of costs and estimated earnings	36,250	34,243
Accrued insurance	6,156	6,422
Accrued wages and benefits	7,147	15,442
Income tax payable	5,747	956
Current capital lease obligation	800	753
Current portion of acquisition payable	2,746	2,712
Other accrued expenses	1,377	1,313

Total current liabilities	105,207	113,985

Long-term capital lease obligation	557	836
Deferred income taxes	2,802	2,512

Stockholders’ equity:
Common stock – $.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of August 31, 2007 and May 31, 2007	279	279
Additional paid-in capital	104,913	104,408
Retained earnings	29,749	23,422
Accumulated other comprehensive income	1,075	967

	136,016	129,076

Less: Treasury stock, at cost – 1,287,466 and 1,297,466 shares as of August 31, 2007 and May 31, 2007	(3,455)	(3,500)

Total stockholders’ equity	132,561	125,576

Total liabilities and stockholders’ equity	$241,127	$242,909

Matrix Service Company

October 4, 2007

Results of Operations

	Construction Services	Repair & Maintenance Services	Other	Combined Total
	(In thousands)
Three Months Ended August 31, 2007
Gross revenues	$103,017	$63,985	$—	$167,002
Less: Inter-segment revenues	4,238	1,437	—	5,675

Consolidated revenues	98,779	62,548	—	161,327
Gross profit	8,673	10,231	—	18,904
Operating income (loss)	3,924	7,019	(85)	10,858
Income (loss) before income tax expense	3,713	6,932	(85)	10,560
Net income (loss)	2,227	4,160	(51)	6,336
Segment assets	135,094	86,732	19,301	241,127
Capital expenditures	1,506	672	710	2,888
Depreciation and amortization expense	1,053	721	—	1,774

Three Months Ended August 31, 2006
Gross revenues	$78,991	$50,428	$—	$129,419
Less: Inter-segment revenues	2,182	378	—	2,560

Consolidated revenues	76,809	50,050	—	126,859
Gross profit	8,447	4,860	—	13,307
Operating income	4,291	1,332	—	5,623
Income before income tax expense	3,711	1,299	—	5,010
Net income	2,227	781	—	3,008
Segment assets	100,814	66,374	22,151	189,339
Capital expenditures	2,272	762	271	3,305
Depreciation and amortization expense	799	659	—	1,458

Segment Revenue from External Customers by Market

	Construction Services	Repair & Maintenance Services	Total
	(In thousands)
Three Months Ended August 31, 2007
Aboveground Storage Tanks	$39,474	$41,529	$81,003
Downstream Petroleum	33,551	17,537	51,088
Electrical and Instrumentation	2,172	3,482	5,654
Specialty	23,582	—	23,582

Total	$98,779	$62,548	$161,327

Three Months Ended August 31, 2006
Aboveground Storage Tanks	$38,204	$26,208	$64,412
Downstream Petroleum	14,676	19,720	34,396
Electrical and Instrumentation	4,459	4,122	8,581
Specialty	19,470	—	19,470

Total	$76,809	$50,050	$126,859

Matrix Service Company

October 4, 2007

Non-GAAP Financial Measure

EBITDA is a supplemental, non-GAAP financial measure. EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “net income” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income, the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions that are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•

It does not include interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include income taxes. Because the payment of income taxes is a necessary and ongoing part of our operations, any measure that excludes income taxes has material limitations.

•

It does not include depreciation and amortization expense. Because we use capital assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

EBITDA for the three-month period ended August 31, 2007 was $12.6 million, compared to EBITDA of $7.2 million for the three-month period ended August 31, 2006. A reconciliation of EBITDA to net income follows:

	Three Months Ended
	August 31, 2007	August 31, 2006
	(In thousands)
Net income	$6,336	$3,008
Interest expense, net	288	717
Provision for income taxes	4,224	2,002
Depreciation and amortization	1,774	1,458

EBITDA	$12,622	$7,185

The $5.4 million increase in EBITDA for the three months ended August 31, 2007 as compared to the same three-month period for the prior year was primarily due to improved operating results in our Repair and Maintenance Services segment.